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                                                              Exhibit 8(c)(i)


                          PORTFOLIO ADVISORY AGREEMENT

                           SELECT ADVISORS PORTFOLIOS
                            GROWTH & INCOME PORTFOLIO
                          GROWTH & INCOME II PORTFOLIO


         This PORTFOLIO ADVISORY AGREEMENT is made as of the 1st day of January, 1998, by and between TOUCHSTONE ADVISORS, INC., an Ohio corporation (the "Advisor"), and Scudder Kemper Investments, Inc. (the "Portfolio Advisor"), a Delaware corporation.

         WHEREAS, the Advisor has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and has been retained by Select Advisors Portfolios (the "Trust"), a New York trust organized pursuant to a Declaration of Trust dated February 7, 1994 and registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act") to provide investment advisory services to the Growth & Income Portfolio and the Growth and Income II Portfolio (herein together the "Portfolio"); and

         WHEREAS, the Portfolio Advisor also is an investment advisor registered under the Advisers Act; and

         WHEREAS, the Advisor desires to retain the Portfolio Advisor to furnish it with portfolio management services in connection with the Advisor's investment advisory activities on behalf of the Portfolio, and the Portfolio Advisor is willing to furnish such services to the Advisor and the Portfolio;

         NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

         1. EMPLOYMENT OF THE PORTFOLIO ADVISOR. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Advisor, attached hereto as Exhibit A (the "Advisory Agreement"), the Advisor hereby appoints the Portfolio Advisor to manage the investment and reinvestment of those assets of the Portfolio allocated to it by the Advisor (the "Portfolio Assets"), subject to the control and direction of the Advisor and the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Advisor hereby represents that (i) it has authority under the Advisory Agreement to appoint the Portfolio Advisor to act as an investment adviser to the Trust, and (ii) this Agreement is valid and binding upon the Advisor. The Portfolio Advisor hereby accepts such employment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation herein provided. The Portfolio Advisor shall at all times maintain its registration as an investment advisor under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal.

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The Portfolio Advisor shall for all purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Portfolio.

         2. DUTIES OF THE PORTFOLIO ADVISOR. The Portfolio Advisor will provide the following services and undertake the following duties:

            a. The Portfolio Advisor will manage the investment and reinvestment of the Portfolio Assets, subject to and in accordance with the investment objectives, policies and restrictions of the Portfolio and any directions which the Advisor or the Trust's Board of Trustees may give from time to time with respect to the Portfolio. In furtherance of the foregoing, the Portfolio Advisor will make all determinations with respect to the investment of the Portfolio Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same. The Portfolio Advisor also will determine the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities will be exercised. The Portfolio Advisor will render regular reports to the Trust's Board of Trustees, to the Advisor and to RogersCasey Consulting, Inc. (or such other advisor or advisors as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Portfolio Advisor). Such reports shall be made in such form and manner and with respect to such matters regarding the Portfolio and the Portfolio Advisor as the Trust, the Advisor or RogersCasey Consulting, Inc. shall from time to time reasonably request.

            b. The Portfolio Advisor shall provide support to the Advisor with respect to the marketing of the Portfolio in a manner comparable to the support provided to comparable clients of the Portfolio Advisor, including but not limited to: (i) permission to use the Portfolio Advisor's name as provided in Section 6, (ii) permission to use the past performance and investment history of the Portfolio Advisor as the same is applicable to the Portfolio provided counsel to the Trust determine that the use of such information and the manner of presentation of such information is legally permissible, (iii) access to the individual(s) responsible for day-to-day management of the Portfolio for marketing conferences, teleconferences and other activities involving the promotion of the Portfolio, subject to the reasonable request of the Advisor, (iv) permission to use biographical and historical data of the Portfolio Advisor and individual manager(s), and (v) with respect to clients whose names are provided to the Advisor by the Portfolio Advisor in writing prior to use, permission to use the names of these clients, subject to any restrictions imposed by these clients on the use of such names or by the Advisers Act and the rules adopted thereunder.

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            c.     The Portfolio Advisor will, in the name of the Portfolio,
         place orders for the execution of all portfolio transactions in accordance with the policies with respect thereto set forth in the Trust's registration statements under the 1940 Act and the Securities Act of 1933, as such registration statements may be in effect from time to time. In connection with the placement of orders for the execution of portfolio transactions, the Portfolio Advisor will create and maintain all necessary brokerage records of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (the "SEC"), the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Advisor for the periods and in the places required by Rule 31a-2 under the 1940 Act. When placing orders with brokers and dealers, the Portfolio Advisor shall seek to obtain the most favorable price and execution available for the Portfolio, and in placing such orders the Portfolio Advisor may consider a number of factors, including, without limitation, the overall direct net economic result to the Portfolio (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range), the financial strength and stability of the broker, the efficiency with which the transaction will be effected, the ability to effect the transaction at all where a large block is involved and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future. The Portfolio Advisor is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), to pay a broker or dealer who provides research services to the Portfolio Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction, in recognition of such additional research services rendered by the broker or dealer, but only if the Portfolio Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Portfolio Advisor's overall responsibilities with respect to discretionary accounts that it manages, and that the Portfolio derives or will derive a reasonably significant benefit from such research services. The Portfolio Advisor will present a written report to the Board of Trustees of the Trust, at least quarterly and at such other times as reasonably requested by the Board of Trustees, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board of Trustees reasonably shall request.

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            d.     The Portfolio Advisor may execute standard account
         documentation, agreements, contracts and other documents (collectively "Account Documents") as the Portfolio Advisor may be requested by brokers, dealers, counterparties and other persons in connection with the Portfolio Advisor's management of the Portfolio Assets, provided that the Advisor and the Trust's Board of Trustees first authorize the Portfolio Advisor to execute Account Documents. In such respect, and only for this limited purpose, the Portfolio Adviser shall act as the agent and/or attorney-in-fact of the Trust and/or the Advisor.

            e.     The Advisor recognizes that, subject to the provisions of
         Section 2c, Scudder Investor Services, Inc. or its successor ("SIS"), an affiliate of the Portfolio Advisor, may act as the regular broker for the portfolio so long as it is lawful for it so to act and that SIS may be a major recipient of brokerage commissions paid by the portfolio. SIS may effect securities transactions for the portfolio only if (i) the commissions, fees or other remuneration received or to be received by it are reasonable and fair compared to the commissions, fees or other remuneration received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time and
         (ii) the Trustees, including a majority of those Trustees who are not interested persons, have adopted procedures pursuant to Rule 17e-1 under the 1940 Act for determining the permissible level of such commissions.

            f. The Advisor understands that (i) when orders to purchase or sell the same security on identical terms are placed by more than one of the funds and/or other advisory accounts managed by the Portfolio Advisor or its affiliates, the transactions generally will be executed as received, although a fund or advisory account that does not direct trades to a specific broker ("free trades") usually will have its order executed first, (ii) although all orders placed on behalf of the Portfolio will be considered free trades, having an order placed first in the market does not necessarily guarantee the most favorable price, and (iii) purchases will be combined where possible for the purpose of negotiating brokerage commissions, which in some cases might have a detrimental effect on the price or volume of the security in a particular transaction as far as the Portfolio is concerned.

            g. The Portfolio Advisor may enter into arrangements with other persons affiliated with the Portfolio Advisor for the provision of certain personnel and facilities to the Portfolio Advisor to better enable it to fulfill its duties and obligations under this Agreement.

            h. In the event of any reorganization or other change in the Portfolio Advisor, its investment principals, supervisors or members of its investment (or comparable) committee, the Portfolio Advisor shall give the

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         Advisor and the Trust's Board of Trustees written notice of such reorganization or change within a reasonable time (but not later than 30 days) after such reorganization or change.

            i. The Portfolio Advisor will bear its expenses of providing services to the Portfolio pursuant to this Agreement except such expenses as are undertaken by the Advisor or the Trust.

            j. The Portfolio Advisor will manage the Portfolio Assets and the investment and reinvestment of such assets so as to seek to comply with the provisions of the 1940 Act and with Subchapter M of the Internal Revenue Code of 1986, as amended.

         3. COMPENSATION OF THE PORTFOLIO ADVISOR.

            a. As compensation for the services to be rendered and duties undertaken hereunder by the Portfolio Advisor, the Advisor will pay to the Portfolio Advisor a monthly fee equal on an annual basis to 0.50% of the first $150 million of the average daily net assets of the Portfolio, and 0.45% of such average daily net assets in excess of $150 million.

            b. The fee of the Portfolio Advisor hereunder shall be computed and accrued daily and paid monthly. If the Portfolio Advisor serves in such capacity for less than the whole of any period specified in
         Section 3a, the fee to the Portfolio Advisor shall be prorated. For purposes of calculating the Portfolio Advisor's fee, the daily value of the Portfolio's net assets shall be computed by the same method as the Trust uses to compute the net asset value of the Portfolio for purposes of purchases and redemptions of interests thereof.

            c. The Portfolio Advisor reserves the right to waive all or a part of its fees hereunder.

         4. ACTIVITIES OF THE PORTFOLIO ADVISOR. It is understood that the Portfolio Advisor may perform investment advisory services for various other clients, including other investment companies. Furthermore, it is understood that the Portfolio Advisor may give advice, and take action, with respect to its other clients that may differ from the advice given, or the time and nature of action taken, with respect to the Portfolio. The Portfolio Advisor will report to the Board of Trustees of the Trust (at regular quarterly meetings and at such other times as such Board of Trustees reasonably shall request) (i) the financial condition and prospects of the Portfolio Advisor, (ii) the nature and amount of transactions affecting the Portfolio that involve the Portfolio Advisor and affiliates of the Portfolio Advisor, (iii) information regarding any potential conflicts of interest arising by reason of its continuing provision of advisory services to the Portfolio and to its other accounts, and (iv) such other information as the Board of Trustees shall reasonably request


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regarding the Portfolio, the Portfolio's performance, the performance of other comparable accounts to whom the Portfolio Advisor provides services, and the plans of, and the capability of, the Portfolio Advisor with respect to providing future services to the Portfolio and its other accounts. The Portfolio Advisor agrees, on an ongoing basis, to notify the Advisor of any change in the individual(s) responsible for day-to-day management of the Portfolio and any material change in the investment strategies employed by the Portfolio Advisor in managing the Portfolio. At least annually, the Portfolio Advisor shall report to the Trustees the total number and type of such other accounts and the approximate total asset value thereof (but not the identities of the beneficial owners of such accounts). The Portfolio Advisor agrees to submit to the Trust a statement defining its policies with respect to the allocation of investment opportunities among the Portfolio and its other clients.

         It is understood that the Portfolio Advisor may become interested in the Trust as an interest holder or otherwise.

         The Portfolio Advisor has supplied to the Advisor and the Trust copies of its Form ADV with all exhibits and attachments thereto (including the Portfolio Advisor's statement of financial condition) and will hereafter supply to the Advisor, promptly upon the preparation thereof, copies of all amendments or restatements of such document.

         Nothing in this Agreement shall prevent the Portfolio Advisor, any parent, subsidiary or affiliate, or any director or officer thereof, from acting as investment advisor for any other person, firm, or corporation, and shall not in any way limit or restrict the Portfolio Advisor or any of its directors, officers, stockholders or employees from buying, selling or trading any securities or commodities for its or their own account or for the account of others for whom it or they may be acting, if such activities will not adversely affect or otherwise impair the performance by the Portfolio Advisor of its duties and obligations under this Agreement. The Portfolio Advisor will (i) supply to the Advisor, upon the execution of this Agreement, with a true copy of its currently effective Code of Ethics and policies regarding insider trading and (ii) thereafter supply to Advisor copies of any amendments to or restatements of such Code of Ethics or insider trading policies. The Portfolio Advisor agrees to provide the Advisor, on a quarterly basis, a report with respect to material violations of the Portfolio Advisor's Code of Ethics or insider trading policies by portfolio managers who have responsibility for managing the Portfolio or a written statement indicating that no such violations have occurred during the quarter. In addition, the Portfolio Advisor agrees to provide to the Advisor other information concerning violations of its Code of Ethics or insider trading policies to the same extent as it provides such information to the Boards of Directors of its proprietary mutual funds. The parties agree to be bound by the provisions of Rule 17j-1 under the 1940 Act as it may be amended to the extent that the provisions of the Rule are stricter than the provisions of this paragraph.



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         5. PROVISION OF INFORMATION BY THE ADVISOR. To facilitate the Portfolio
Advisor's fulfillment of its obligations under this Agreement, the Advisor agrees (i) promptly to provide the Portfolio Advisor with all amendments or supplements to the Trust's registration statements, its Agreement and Declaration of Trust, and its By-Laws, (ii) on an ongoing basis, to notify the Portfolio Advisor expressly in writing of each change in the fundamental and nonfundamental investment policies of the Portfolio, (iii) to provide or cause to be provided to the Portfolio Advisor on an ongoing basis such assistance as may be reasonably requested by the Portfolio Advisor in connection with its activities under this Agreement, including, without limitation, information concerning the Portfolio, its available funds, or funds that may reasonably become available for investment, and information as to the general condition of the Portfolio's affairs, (iv) to provide or cause to be provided to the Portfolio Advisor on an ongoing basis such information as is reasonably requested by the Portfolio Advisor for performance by the Portfolio Advisor of its obligations under this Agreement and the Portfolio Advisor shall not be in breach of any term of this Agreement or be deemed to have acted negligently if such alleged breach or negligent act is the result of the Advisor`s failure to provide or cause to be provided such requested information and the Portfolio Advisor's reliance on the information most recently furnished to the Portfolio Advisor, and (v) promptly to provide the Portfolio Advisor with any guidelines and procedures applicable to the Portfolio Advisor or the Portfolio adopted from time to time by the Board of Trustees of the Trust and all amendments thereto

         6. USE OF NAMES. Neither the Advisor nor the Trust shall use the name of the Portfolio Advisor in any prospectus, sales literature or other material relating to the Advisor or the Trust in any manner not approved in advance by the Portfolio Advisor; provided, however, that the Portfolio Advisor will approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld. The Portfolio Advisor shall not use the name of the Advisor or the Trust in any material relating to the Portfolio Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust shall each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Portfolio Advisor hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld. Upon termination of this Agreement, the Advisor and the Trust shall immediately cease to use the name of the Portfolio Advisor.

         7. LIMITATION OF LIABILITY OF THE PORTFOLIO ADVISOR. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Portfolio Advisor, the Portfolio Advisor shall not be subject to liability to the Advisor, the Trust or to any holder of an interest in the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding


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or sale of any security. The Portfolio Advisor shall not be liable to the
Advisor or the Trust for any loss suffered as a consequence of any action or inaction of other service providers to the Trust, provided such action or inaction of such other service providers to the Portfolio is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Portfolio Advisor under this Agreement. As used in this Section 7, the term "Portfolio Advisor" shall include the Portfolio Advisor and/or any of its affiliates and the directors, officers and employees of the Portfolio Advisor and/or any of its affiliates.

         8. LIMITATION OF TRUST'S LIABILITY. The Portfolio Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. The Portfolio Advisor agrees that (i) the Trust's obligations to the Portfolio Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited, in any event to the assets of the Portfolio and (ii) the Portfolio Advisor shall not seek satisfaction of any such obligation from the holders of interests in the Portfolio nor from any Trustee, officer, employee or agent of the Trust.

         9. FORCE MAJEURE. The Portfolio Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Portfolio Advisor shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

         10.      RENEWAL, TERMINATION AND AMENDMENT.

                  a. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, until December 31, 1998; and it shall continue thereafter provided that such continuance is specifically approved by the parties and, in addition, at least annually by (i) the vote of the holders of a majority of the outstanding voting securities (as herein defined) of the Portfolio or by vote of a majority of the Trust's Board of Trustees and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Advisor or the Portfolio Advisor, cast in person at a meeting called for the purpose of voting on such approval.

                  b. This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor, by the Trust's Board of Trustees or by a vote of the majority of the outstanding voting securities of the Portfolio, in any such case upon not less than 60 days' prior written notice to the Portfolio Advisor and (ii) by the Portfolio Advisor upon not less than 60 days' prior written notice to the Advisor and the Trust. This Agreement shall terminate automatically in the event of its assignment.



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                  c. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of the Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within 30 days after the written notice.

                  d. This Agreement may be amended at any time by the parties hereto, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Portfolio affected by such change.

                  e. The terms "affiliated persons," "assignment," "interested persons" and "majority of the outstanding voting securities" shall have the meaning set forth for such terms in Section 2(a) of the 1940 Act.

         11. SEVERABILITY AND INCORPORATED EFFECT. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of specific or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         12. NOTICE. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Advisor for this purpose shall be 311 Pike Street, Cincinnati, Ohio 45202 and that the address of the Portfolio Advisor shall be 345 Park Avenue, New York, New York 10154.

         13. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Ohio, or any of the provisions in the Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                         TOUCHSTONE ADVISORS, INC.
Attest:

/s/ BRIAN MANLEY                         BY /s/ EDWARD G. HARNESS, JR.
--------------------------------            ---------------------------------
                                                Edward G. Harness, Jr.
Name: Brian Manley                              President
    ----------------------------

Title: VP/CFO
    ----------------------------

                                         SCUDDER KEMPER INVESTMENTS, INC.
Attest:

/s/ JOHN D. LAMB                         BY /s/ CORNELIA M. SMALL
--------------------------------           ---------------------------------

Name: John D. Lamb                       Name:  Cornelia M. Small
    ----------------------------            ---------------------------------

Title: Vice President                    Title: Managing Director
      --------------------------            ---------------------------------


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